Exhibit 99.1

B. Riley Principal 250 Merger Corp. Prices $150 Million Initial Public Offering

NEW YORK, May 7, 2021 /PRNewswire/ -- B. Riley Principal 250 Merger Corp. (the “Company”), a special purpose acquisition company sponsored by an affiliate of B. Riley Financial, Inc. (NASDAQ: RILY), today announced that it has priced its initial public offering of 15,000,000 units at a price of $10.00 per unit. The units are expected to begin trading today, May 7, 2021 on the Nasdaq Capital Market ("Nasdaq") under the ticker symbol "BRIVU." Each unit consists of one share of Class A common stock and one-third of one redeemable warrant, each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on Nasdaq under the symbols "BRIV" and "BRIVW," respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. It may pursue an initial business combination target in any industry or geographic region. The Company intends to focus on businesses that have a history of, or potential for, strong cash flow generation and growing revenue streams, and would benefit from access to public markets and the operational and strategic expertise of its management team and board of directors. The Company was formed by Daniel Shribman, who also serves as Chief Investment Officer of B. Riley Financial, and Bryant Riley, who is also Chairman and Co-Chief Executive Officer of B. Riley Financial.

B. Riley Securities, Inc. is acting as the sole book-running manager. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,250,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from B. Riley Securities, Inc. at 299 Park Avenue, New York, New York 10171, by telephone at (800) 846-5050 or by email at prospectuses@brileyfin.com.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the "SEC"). This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About B. Riley Principal 250 Merger Corp.

B. Riley Principal 250 Merger Corp. is a blank check company incorporated as a Delaware corporation whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry or geographic region, it intends to focus on established businesses that have an aggregate enterprise value of approximately $800 million to $2 billion. The Company will seek to capitalize on the significant experience of its management team in consummating an initial business combination with the ultimate goal of pursuing attractive returns for shareholders. The Company is sponsored by an affiliate of B. Riley Financial, Inc. (NASDAQ: RILY). Visit https://brileyfin.com/principal250mergercorp/ for more information.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement for the initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investors:

Dan Shribman

dshribman@brileyfin.com

(212) 457-3300

Media:

Jo Anne McCusker

jmccusker@brileyfin.com

(646) 885-5425

SOURCE B. Riley Principal 250 Merger Corp.